Exhibit 99.5

COMISION NACIONAL DEL MERCADO DE VALORES
Paseo de la Castellana, 19
28046 – Madrid –

Madrid, 10 de noviembre de 2006

Muy Sres. nuestros:	Dear Sirs,

En cumplimiento de lo dispuesto en el Art. 82 de la Ley 24/1988, de 28 de Julio, del Mercado de Valores, ACCIONA, S.A. comunica lo siguiente	Pursuant to what it is established in Art. 82 of Law 24/1988, of July 28, of the Securities Market, ACCIONA, S.A. states the following

INFORMACION RELEVANTE	MATERIAL INFORMATION

Una vez  obtenida la  preceptiva
autorización  administrativa     de  la
Comisión Nacional de la Energía para
incrementar su participación en el capital
social de ENDESA, S.A. hasta un
porcentaje que no exija la formulación de
OPA (ver Hecho Relevante nº 72034, de 6
de noviembre),  ACCIONA,  S.A. ha
adquirido en el mercado 101.983.965
acciones de ENDESA, S.A., por un
importe  total  de  €3.633.097.166
(€35,6242 por acción). Por tanto, a día de
hoy, la participación de ACCIONA, S.A.
asciende a un total del 19,63% del capital
social de ENDESA, S.A.	Having obtained the mandatory
administrative authorization from the
Comisión Nacional de la Energía to
increase its shareholding in the corporate
capital of ENDESA, S.A. up to a
percentage  that does not require a
mandatory  tender offer (see Hecho
Relevante number 72034 of November 6),
ACCIONA, S.A. has acquired, in the
market, 101,983,965 shares of ENDESA,
S.A. for a total of €3,633,097,166
(€35.6242  per share). Thus, as of today
the shareholding of ACCIONA, S.A.
aggregates to a total of 19.63% of the
corporate capital of ENDESA, S.A.

Esta adquisición ha sido financiada por Banco Santander, en los términos y condiciones ya anunciados para la adquisición del 10% inicial mediante Hecho Relevante nº 71032 de fecha 25 de septiembre.	This acquisition has been financed by Banco Santander, under the terms and conditions already published for the acquisition of the initial 10% in the Hecho Relevante number 71032 of September 25.

Atentamente/Yours sincerely,

Fdo: Jorge Vega-Penichet
Secretario del Consejo
Company Secretary